Exhibit 99.1

**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400
Scott Gaspard: (425) 254-2002

First Financial Northwest, Inc.
Reports Third Quarter 2010 Financial Results

Renton, Washington - October 22, 2010 - First Financial Northwest, Inc. (the “Company”) (Nasdaq GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported a net loss for the third quarter ended September 30, 2010 of $12.1 million, or $0.69 per diluted share, as compared to a net loss of $1.7 million, or $0.09 per diluted share for the quarter ended September 30, 2009.  For the nine months ended September 30, 2010, the Company reported a net loss of $54.7 million, or $3.14 per diluted share as compared to a net loss of $28.5 million, or $1.50 per diluted share for the comparable period in 2009.

“Although we continue to experience quarterly losses, our year-to-date pretax, pre-provision core earnings increased $1.6 million to $8.1 million1 from the same nine-month period in 2009.  These results indicate that the Company is maintaining solid core earnings. We continue to concentrate on reducing our nonperforming assets which decreased $20.8 million during the third quarter of 2010 from the prior quarter. By taking possession of the underlying properties supporting these non-earning assets, it expedites the conversion of these properties into cash,” stated Victor Karpiak, Chairman, President and Chief Executive Officer of First Financial Northwest, Inc.

_______________________________________
1 Pretax, pre-provision core operating earnings exclusive of net expenses related to other real estate owned (“OREO”) and goodwill represent non-Generally Accepted Accounting Principles (“GAAP”) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because we believe that they provide useful and comparative information to assess trends in the Company’s core operations reflected in the current quarter’s results. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures.

During the quarter ended September 30, 2010, the following items contributed to our financial results:

•	Provision for loan losses of $12.0 million;

•	Net loan charge-offs of $13.5 million;

•	Nonperforming assets decreased $20.8 million to $116.4 million at September 30, 2010 and now represent 9.09% of total assets compared to 10.50% at June 30, 2010;

•	Interest rate spread increased 17 basis points to 2.43% as compared to the quarter ended June 30, 2010;

•	Cost of funds declined 25 basis points to 2.42% as compared to the quarter ended June 30, 2010;

•
The overall risk level of our loan portfolio was decreased by the amount of speculative construction/land development loans to $73.8 million, or 7.68% of total loans from $94.5 million, or 9.24% at June 30, 2010 and $164.0 million, or 14.70% at December 31, 2009;

•	The Company’s consolidated ratio of average tangible common equity to average tangible assets ended the quarter at 14.75%2.

“Our capital levels remain strong and continue to exceed the definition of a well capitalized institution. As part of the Consent Order (“Order”) entered into on September 27, 2010 with the FDIC and Washington State Department of Financial Institutions (DFI), we continue to make substantial progress in complying with the items outlined in the Order and continue to work diligently towards being in full compliance with the Order as quickly as possible,” stated Victor Karpiak.

During the quarter ended September 30, 2010, management continued to evaluate the adequacy of the allowance for loan losses and concluded that a provision of $12.0 million was required for the quarter. The amount of the provision was based on management’s analysis of various quantitative and qualitative factors affecting loans to provide reserves adequate to support known and inherent losses within the loan portfolio. The continued deterioration in the underlying collateral values of nonperforming loans was the primary reason for the provision.
_______________________________________
2 The average tangible common equity to average tangible assets ratio would be the same under GAAP accounting standards as the Company has an immaterial amount of intangible assets at September 30, 2010.

The effect of the $12.0 million provision for loan losses combined with net charge-offs of $13.5 million decreased the allowance for loan losses to $28.4 million at September 30, 2010 from $29.9 million at June 30, 2010. Allowance for loan losses as a percent of nonperforming loans improved to 30.4% at September 30, 2010 compared to 24.8% at June 30, 2010.

Nonperforming loans include loans to borrowers who are experiencing deteriorating financial conditions and there is doubt as to the ultimate recoverability of the full principal and interest due the Bank in accordance with the terms of the loan agreement. Nonperforming loans decreased $27.2 million to $93.4 million at September 30, 2010, from $120.6 million at June 30, 2010. This decrease was achieved primarily by the transfer of $17.2 million of nonperforming loans to OREO.

The following table presents a breakdown of our nonperforming assets:

					September 30,
					2010 Compared to
	September 30,	June 30,	March 31,	December 31,	June 30, 2010
	2010	2010	2010	2009	Increase(Decrease)
	(In thousands)
One-to-four family residential (1)	$37,420	$48,246	$48,035	$36,874	$(10,826)
Commercial real estate	8,170	14,657	14,108	11,535	(6,487)
Construction/land development	47,672	56,995	83,016	71,780	(9,323)
Consumer	181	747	759	514	(566)
Total nonperforming loans (2)	$93,443	$120,645	$145,918	$120,703	$(27,202)

Other real estate owned	22,927	16,493	20,500	11,835	6,434

Total nonperforming assets	$116,370	$137,138	$166,418	$132,538	$(20,768)
_______________________
(1) The majority of these loans are related to our merchant builders rental properties.
(2) There were no loans accruing interest which were contractually past due 90 days or more at the dates indicated.

Nonperforming assets continued to decrease for the second quarter in a row. On a sequential quarterly basis nonperforming assets decreased $29.3 million, or 17.6% from the first quarter to the second quarter of 2010 and $20.8 million, or 15.1% from the second quarter to the third quarter of 2010. Nonperforming assets as a percent of total assets was 9.09%, 10.50% and 12.60% for the quarters ended September 30, June 30 and March 31, 2010, respectively.

The following table presents a breakdown of our OREO at September 30, 2010:

	King County	Pierce County	Snohomish County	Kitsap County	All other counties	Total Other Real Estate Owned	Percent of Total Other Real Estate Owned
	(Dollars in thousands)
One-to-four family residential	$3,938	$2,964	$285	$3,799	$1,218	$12,204	53.42%
Commercial	573	1,995	-	155	-	2,723	11.76
Construction/land development	1,642	1,544	1,318	1,570	1,926	8,000	34.82

Total other real estate owned	$6,153	$6,503	$1,603	$5,524	$3,144	$22,927	100.00%

OREO increased $6.4 million or 38.8% to $22.9 million at September 30, 2010 from $16.5 million at June 30, 2010. We sold $8.9 million of OREO during the third quarter of 2010 which was comprised of 23 properties and generated a net gain of $205,000. We evaluate the market value of our OREO inventory quarterly. As a result of the evaluation of our OREO properties, we expensed $2.0 million related to the decline in the market value of our OREO during the quarter ended September 30, 2010. Additional expenses related to OREO were $962,000 for the third quarter of 2010. We anticipate that our OREO inventory will continue to increase throughout the fourth quarter as we take possession of the underlying collateral of nonperforming loans.

Net interest income for the quarter ended September 30, 2010 was $8.4 million compared to $8.1 million for the quarter ended June 30, 2010. Net interest income for the third quarter of 2010 increased $742,000 to $8.4 million from $7.6 million for the same period in 2009. The reason for this change was a decrease of $2.0 million in interest expense partially offset by a decrease of $1.2 million in interest income. The decline in our total interest expense was primarily the result of $171.0 million of certificates of deposit maturing during the third quarter of 2010, with renewing and new certificates repricing at a lower interest rate. Our cost of funds declined 87 basis points to 2.42% for the quarter ended September 30, 2010 from 3.29% for the same quarter in 2009.  Our interest rate spread increased 63 basis points to 2.43% from 1.80% while the net interest margin increased to 2.71% from 2.40% for the same period in 2009.

Noninterest expense for the third quarter of 2010 increased to $8.5 million compared to $7.0 million for the second quarter of 2010, primarily due to OREO related expenses. Noninterest expense for the quarter ended September 30, 2010 increased $3.6 million from the same quarter in 2009.  The increase was the result of the rise in expenses related to OREO of $2.7 million combined with the increase in FDIC/OTS assessments of $558,000 which is predominately related to the increase in our FDIC deposit insurance rates.

We have utilized all the tax benefits available to us at this time. As a result, no tax benefit was recorded for the third quarter of 2010.

Status of Order

The Bank’s Tier 1 capital ratio was 10.95% and our Total risk-based capital ratio was 18.63% at September 30, 2010 which exceeded the Order requirements of 10% and 12%, respectively. During the third quarter of 2010, the Company increased its investment in the Bank by $30.0 million utilizing a portion of the proceeds it received from the Company’s initial public offering. As the Bank represents our primary investment, this capital downstream was necessary for the Bank to exceed the capital levels stipulated in the Order. This contribution of capital to the Bank did not dilute our shareholders’ ownership in the Company.

Adversely classified assets as a percent of Tier 1 capital plus the allowance for loan losses was 128% at the beginning of 2010. The Order requires assets classified as substandard at the time of the most recent examination be below 65% by March 2011. As of September 30, 2010, we have met this requirement and continue to reduce these adversely classified assets.

We continue to work on the remaining issues contained in the Order and are confident that all of the deadlines contained in the Order will be met.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

NON-GAAP FINANCIAL INFORMATION
This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These measures include pretax, pre-provision core earnings. Our management uses these non-GAAP measures in its analysis of our performance. Management believes that pretax, pre-provision core earnings are a useful measure in assessing our core operating performance, particularly during times of economic stress. Management also believes that by excluding net gains and losses on OREO sales, net OREO valuation expense, OREO related expenses and goodwill impairment charges it will better reflect our core operating performance. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Pretax, Pre-Provision Core Earnings, Exclusive of Net Expenses Related to OREO and Goodwill
	Three Months Ended
	September 30,	September 30,
	2010	2009
	(In thousands)
Net loss as reported on GAAP financial statements	$(12,071)	$(1,659)
Provision for loan losses	12,000	7,795
Benefit for federal income taxes	-	(3,304)
Gain on sale of OREO property, net	(205)	-
OREO valuation expense	2,016	-
OREO related expenses, net	962	37
Goodwill impairment	-	-
Pretax, pre-provision core earnings, exclusive of
net expenses related to OREO and goodwill	$2,702	$2,869

	Nine Months Ended
	September 30,	September 30,
	2010	2009
	(In thousands)
Net loss as reported on GAAP financial statements	$(54,704)	$(28,460)
Provision for loan losses	51,000	27,595
Provision (benefit) for federal income taxes	3,999	(6,959)
Loss on sale of OREO property, net	218	-
OREO valuation expense	5,184	-
OREO related expenses, net	2,372	152
Goodwill impairment	-	14,206
Pretax, pre-provision core earnings, exclusive of
net expenses related to OREO and goodwill	$8,069	$6,534

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Company under the memoranda of understanding with the Office of Thrift Supervision and the consent order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Company and the Bank will be unable to fully comply with these enforcement actions which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)
	At
	September 30,	December 31,	September 30,	Nine Month	One Year
Assets	2010	2009	2009	Change	Change

Cash on hand and in banks	$7,809	$8,937	$4,238	(12.62)%	84.26%
Interest-bearing deposits	132,058	96,033	36,681	37.51	260.02
Federal funds sold	—	—	2,295	-	(100.00)
Investments available for sale	157,563	97,383	172,207	61.80	(8.50)
Loans receivable, net of allowance of $28,400, $33,039
and $31,134	915,562	1,039,300	1,055,906	(11.91)	(13.29)
Premises and equipment, net	20,077	19,585	16,609	2.51	20.88
Federal Home Loan Bank stock, at cost	7,413	7,413	7,413	-	-
Accrued interest receivable	4,711	4,880	5,265	(3.46)	(10.52)
Federal income tax receivable	5,720	9,499	1,266	(39.78)	351.82
Deferred tax assets, net	—	12,139	14,128	(100.00)	(100.00)
Other real estate owned	22,927	11,835	—	93.72	100.00
Prepaid expenses and other assets	6,617	8,330	3,414	(20.56)	93.82
Total assets	$1,280,457	$1,315,334	$1,319,422	(2.65)%	(2.95)%

Liabilities and Stockholders' Equity

Deposits	$952,748	$939,423	$908,213	1.42%	4.90%
Advances from the Federal Home Loan Bank	143,066	139,900	149,900	2.26	(4.56)
Advance payments from borrowers for taxes
and insurance	4,506	2,377	4,375	89.57	2.99
Accrued interest payable	395	457	522	(13.57)	(24.33)
Other liabilities	5,073	4,660	5,550	8.86	(8.59)
Total liabilities	1,105,788	1,086,817	1,068,560	1.75	3.48

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168; 18,823,068
and 20,038,320 shares at September 30, 2010,
December 31, 2009 and September 30, 2009	188	188	200	0.00	(6.00)
Additional paid-in capital	187,069	186,120	193,634	0.51	(3.39)
Retained earnings (deficit), substantially restricted	(874)	55,251	69,059	(101.58)	(101.27)
Accumulated other comprehensive income, net of tax	1,828	1,347	2,640	35.71	(30.76)
Unearned Employee Stock Ownership Plan shares	(13,542)	(14,389)	(14,671)	(5.89)	(7.70)
Total stockholders' equity	174,669	228,517	250,862	(23.56)	(30.37)
Total liabilities and stockholders' equity	$1,280,457	$1,315,334	$1,319,422	(2.65)%	(2.95)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	September 30, 2010	June 30, 2010	September 30, 2009	Three Month Change	One Year Change
Interest income
Loans, including fees	$13,677	$14,245	$14,376	(3.99)%	(4.86)%
Investments available for sale	1,254	1,106	1,813	13.38	(30.83)
Federal funds sold and interest-bearing deposits with banks	80	73	32	9.59	150.00
Total interest income	$15,011	$15,424	$16,221	(2.68)%	(7.46)%

Interest expense
Deposits	5,563	6,322	7,262	(12.01)	(23.40)
Federal Home Loan Bank advances	1,057	1,035	1,310	2.13	(19.31)

Total interest expense	$6,620	$7,357	$8,572	(10.02)%	(22.77)%

Net interest income	8,391	8,067	7,649	4.02	9.70

Provision for loan losses	12,000	26,000	7,795	(53.85)	53.94

Net interest loss after provision for loan losses	$(3,609)	$(17,933)	$(146)	(79.88)%	2371.92%

Noninterest income
Net loss on sale of investments	—	—	(2)	-	(100.00)
Other	38	62	74	(38.71)	(48.65)

Total noninterest income	$38	$62	$72	(38.71)%	(47.22)%

Noninterest expense
Salaries and employee benefits	3,258	2,892	3,077	12.66	5.88
Occupancy and equipment	411	424	343	(3.07)	19.83
Professional fees	664	487	332	36.34	100.00
Data processing	191	172	178	11.05	7.30
Loss (gain) on sale of OREO property, net	(205)	(14)	—	1364.29	(100.00)
OREO valuation expense	2,016	897	—	124.75	100.00
OREO related expenses, net	962	708	37	35.88	2500.00
FDIC/OTS assessments	910	515	352	76.70	158.52
Insurance and bond premiums	150	150	17	-	782.35
Other general and administrative	143	779	553	(81.64)	(74.14)

Total noninterest expense	$8,500	$7,010	$4,889	21.26%	73.86%

Loss before benefit for federal income taxes	(12,071)	(24,881)	(4,963)	(51.49)	143.22

Benefit for federal income taxes	—	—	(3,304)	-	(100.00)

Net loss	$(12,071)	$(24,881)	$(1,659)	(51.49)%	627.61%

Basic loss per share	$(0.69)	$(1.43)	$(0.09)	(51.75)%	666.67%

Diluted loss per share	$(0.69)	$(1.43)	$(0.09)	(51.75)%	666.67%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended September 30,		One Year
	2010	2009	Change
Interest income
Loans, including fees	$42,516	$43,515	(2.30)%
Investments available for sale	3,367	5,129	(34.35)
Federal funds sold and interest-bearing deposits with banks	214	54	296.30

Total interest income	$46,097	$48,698	(5.34)%

Interest expense
Deposits	18,456	22,019	(16.18)
Federal Home Loan Bank advances	3,115	3,868	(19.47)

Total interest expense	$21,571	$25,887	(16.67)%

Net interest income	24,526	22,811	7.52

Provision for loan losses	51,000	27,595	84.82

Net interest loss after provision for loan losses	$(26,474)	$(4,784)	453.39%

Noninterest income
Net gain on sale of investments	—	74	(100.00)
Other-than-temporary impairment loss on investments	—	(152)	(100.00)
Other	146	183	(20.22)

Total noninterest income	$146	$105	39.05%

Noninterest expense
Salaries and employee benefits	9,339	9,153	2.03
Occupancy and equipment	1,260	1,986	(36.56)
Professional fees	1,610	1,028	56.61
Data processing	533	472	12.92
Loss on sale of OREO property, net	218	—	100.00
OREO valuation expense	5,184	—	100.00
OREO related expenses, net	2,372	152	1460.53
FDIC/OTS assessments	2,005	1,930	3.89
Insurance and bond premiums	449	54	731.48
Goodwill impairment	—	14,206	(100.00)
Other general and administrative	1,407	1,759	(20.01)

Total noninterest expense	$24,377	$30,740	(20.70)%

Loss before provision (benefit) for federal income taxes	(50,705)	(35,419)	43.16

Provision (benefit) for federal income taxes	3,999	(6,959)	(157.47)

Net loss	$(54,704)	$(28,460)	92.21%

Basic loss per share	$(3.14)	$(1.50)	109.33%

Diluted loss per share	$(3.14)	$(1.50)	109.33%

The following table presents a breakdown of our loan portfolio:

	September 30, 2010		December 31, 2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$424,959	44.18%	$481,046	43.13%
Construction	6,648	0.69	15,685	1.41
	431,607	44.87	496,731	44.54

Multifamily residential:
Permanent	137,842	14.34	128,943	11.56
Construction	19,364	2.01	17,565	1.58
	157,206	16.35	146,508	13.14

Commercial real estate:
Permanent	241,996	25.16	251,185	22.52
Construction	31,112	3.24	31,605	2.83
Land	6,474	0.67	6,206	0.56
	279,582	29.07	288,996	25.91

Speculative construction/land development:
One-to-four family residential	42,266	4.40	95,699	8.58
Multifamily residential	1,283	0.13	3,624	0.33
Commercial	1,108	0.12	1,129	0.10
Land development	29,173	3.03	63,501	5.69
	73,830	7.68	163,953	14.70

Business	323	0.03	353	0.03

Consumer	19,239	2.00	18,678	1.68
Total loans	$961,787	100.00%	$1,115,219	100.00%

Less:
Loans in process	15,138		39,942
Deferred loan fees	2,687		2,938
Allowance for loan losses	28,400		33,039
Loans receivable, net	$915,562		$1,039,300

(1) Includes $191.7 million and $230.8 million of non-owner occupied loans at September 30, 2010 and December 31, 2009, respectively.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
	(Dollars in thousands, except share data)
Performance Ratios:
Loss on assets	(3.70)%	(7.50)%	(5.36)%	(3.70)%	(0.50)%
Loss on equity	(25.10)	(47.06)	(30.29)	(19.74)	(2.61)
Average equity-to-average assets ratio	14.75	15.95	17.69	18.74	19.37
Interest rate spread	2.43	2.26	2.23	2.11	1.80
Net interest margin	2.71	2.58	2.59	2.61	2.40
Average interest-earning assets to
average interest-bearing liabilities	112.88	113.65	115.09	119.87	122.15
Efficiency ratio	100.84	86.23	109.28	42.27	63.32
Noninterest expense as a percent of
average total assets	2.61	2.11	2.68	1.31	1.49
Book value per common share	$9.29	$9.93	$11.17	$12.14	$12.52

Capital Ratios (1):
Tier 1 leverage	10.95%	9.40%	11.33%	12.46%	13.47%
Tier 1 risk-based	17.34	14.49	16.43	19.20	20.43
Total risk-based	18.63	15.78	17.73	20.49	21.72

Asset Quality Ratios:
Nonaccrual and 90 days or more past due loans
as a percent of total loans	9.87%	12.01%	13.81%	11.23%	13.67%
Nonperforming assets as a percent
of total assets	9.09	10.50	12.60	10.08	11.29
Allowance for loan losses as a percent of
total loans	3.00	2.97	3.45	3.07	2.86
Allowance for loan losses as a percent of
nonperforming loans	30.39	24.75	25.00	27.37	20.90
Net charge-offs to average loans
receivable, net	1.41	3.24	0.92	2.06	0.88

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$29,858	$36,479	$33,039	$31,134	$32,450
Provision	12,000	26,000	13,000	23,705	7,795
Charge-offs	(14,121)	(32,703)	(9,682)	(21,816)	(9,154)
Recoveries	663	82	122	16	43
Allowance for loan losses, end of the quarter	$28,400	$29,858	$36,479	$33,039	$31,134

Reserve for unfunded commitments,
beginning of the quarter	$359	$282	$336	$450	$330
Adjustments	(263)	77	(54)	(114)	120
Reserve for unfunded commitments,
end of the quarter	$96	$359	$282	$336	$450

Nonperforming Assets:
Nonperforming loans
90 days or more past due and still accruing	$-	$-	$-	$-	$907
Nonaccrual loans	65,056	87,437	108,135	94,682	120,956
Nonaccrual troubled debt restructured loans	28,387	33,208	37,783	26,021	27,127
Total nonperforming loans	$93,443	$120,645	$145,918	$120,703	$148,990
OREO	22,927	16,493	20,500	11,835	-
Total nonperforming assets	$116,370	$137,138	$166,418	$132,538	$148,990

Performing troubled debt restructured loans	$42,891	$46,575	$22,948	$35,458	$24,192
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(1) Capital ratios are for First Savings Bank Northwest only.